EXHIBIT 10.1

GRANT OF RESTRICTED STOCK UNITS
pursuant to and in accordance with the
CNA FINANCIAL CORPORATION INCENTIVE COMPENSATION PLAN

THIS STOCK AWARD AGREEMENT is made as of March 18, 2019 by and between CNA Financial Corporation, a Delaware corporation (the "Company"), and Dino E. Robusto (the "Executive");

WITNESSETH:
WHEREAS, the Company and the Executive wish to enter into a written agreement setting forth the terms and conditions for the granting of certain restricted stock units as set forth below;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Restricted Stock Units. Upon execution of this Agreement by both parties, Executive shall effective upon March 18, 2019 (the “Grant Date”) be granted rights as set forth herein to units of common stock of CNA Financial Corporation (“CNAF”) which shall bear a restricted transfer legend (the "Restricted Stock Units"), subject to the provisions as to the Vesting Period set forth herein below pursuant to the CNAF Incentive Compensation Plan (the “Plan”). The number of Restricted Stock Units Executive shall receive shall be determined by Company, in its sole discretion, as follows: the number Three Million ($3,000,000) shall be divided by the Fair Market Value (as that term is defined in the Plan, based on the average of CNAF high and low stock price) on the Grant Date of a single share of CNAF’s common stock, and the quotient shall be the number of Restricted Stock Units.

Executive shall be entitled to receive any dividends or dividend equivalents paid with respect to Restricted Stock Units that become payable after the Grant Date, payment of which shall be deferred during the Vesting Period in respect of each such share of Restricted Stock Units (as further described below) and shall be paid on the date such Restricted Stock Units vest; provided, however, that no dividends shall be payable to or for the benefit of Executive for Restricted Stock Units with respect to record dates occurring prior to the Vesting Date if prior to such Vesting Date Executive has forfeited those Restricted Stock Units. All rights of Executive with respect to the Restricted Stock Units shall be subject to the terms of the Plan. The grant of Restricted Stock Units described in this Section shall be subject to all applicable federal and/ or state withholding requirements as determined by the Company.

2.
Vesting Period. With respect to all Restricted Stock Units which are the subject of the rights described in the provisions set forth above, the Vesting Period shall begin on the Grant Date. The Vesting Period with respect to the installment shown on the schedule shall end on the Vesting Date applicable to such installment, so long as Executive is employed by the Company or an affiliate on such a date:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
One hundred percent of total Restricted Stock Units determined as indicated in paragraph 1.	12/31/2019

Any Restricted Stock Units that have not vested prior to Executive’s date of termination shall be forfeited by Executive. All Restricted Stock Units shall be subject to any restrictions imposed by the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended or the rules thereto.

3.
Effective Date. Notwithstanding any term or provision contained in this Agreement to the contrary, the terms and provisions of this Agreement and all rights granted herein shall be subject to the provisions of the Plan and to the prior review and approval of the Compensation Committee of CNAF’s Board of Directors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth herein above.

	CNA FINANCIAL CORPORATION	Dino E. Robusto

By:	/s/ James Anderson	/s/ Dino Robusto

Date:	March 18, 2019

Title:	EVP, Chief Financial Officer